Exhibit 2.1

Dated MARCH MARCH 26, 2025

Business Combination Agreement

by and among

HCM II Acquisition Corp.,

HCM II Merger Sub Inc.

and

Terrestrial Energy Inc.

(i)

(ii)

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Transaction Support Agreements
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Sponsor Lock-Up Agreement
Exhibit E	Form of Key Holders Lock-Up Agreement

(iii)

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 26, 2025, by and among (i) HCM II Acquisition Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”) and (iii) Terrestrial Energy Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least one (1) day prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”);

WHEREAS, (a) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”) and (b) immediately following the Sponsor Share Conversion, in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock, (ii) each then issued and outstanding warrant of the Purchaser (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement, and (iii) each then issued and outstanding Cayman Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half (1/2) of one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing;

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, stockholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, in accordance with Part XII of the Cayman Companies Act and in accordance therewith, (b) file the Post-Closing Charter (as defined in Section 6.28 herein) with the Secretary of State of the State of Delaware and (c) adopt the Post-Closing Bylaws (as defined Section 6.28 herein);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, Persons with the right to cast at least fifty percent (50%) of the votes entitled to be cast at a special meeting of the stockholders of the Company if called as of the date of this Agreement to approve the Merger (collectively, the “Supporting Company Stockholders”) will duly execute and deliver to Purchaser a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder will agree to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, simultaneously with the execution and delivery of this Agreement or from time to time following the date hereof and prior to the Closing, the Purchaser may enter into subscription agreements on forms mutually acceptable to the Company and the Purchaser (the “PIPE Subscription Agreements”) with investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors will agree to make a private investment in the Purchaser, which commitment may be subject to potential offset by certain Purchaser Class A Ordinary Shares owned by the PIPE Investors that the PIPE Investors do not redeem (such investments, the “PIPE Investment”);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser and certain other shareholders of the Company to be mutually agreed by the Company and Purchaser (the “Restricted Company Securityholders”) will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit C, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, (a) the Sponsor will enter into a lock-up Agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached hereto as Exhibit D and (b) the Key Holders will enter into a lock-up Agreement (the “Key Holders Lock-Up Agreement”) in substantially the form attached hereto as Exhibit E, with such changes thereto as may be agreed in writing by the Purchaser and the Company, in each case with such changes to the forms attached hereto as Exhibits D and E as may be agreed in writing by the Purchaser and the Company;

WHEREAS, prior to the consummation of the Merger, the Company and the Purchaser will enter into an assignment and assumption agreement in a form mutually acceptable to the Company and the Purchaser (the “Warrant Assignment and Assumption Agreement”), which will provide for the assignment and assumption by the Purchaser of the Company’s rights and obligations under the Company Warrants, which will be effective as of the Effective Time;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (b) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) with respect to each of the reorganizations described in the foregoing clauses;

WHEREAS, following the date hereof, the Target Companies shall take or cause to be taken such actions the Target Companies determine in their sole discretion to be necessary or advisable to provide the holders of Exchangeable Shares with the ability to continue to hold, following the Closing, Exchangeable Shares (the “ExchangeCo Recapitalization”), including by causing ExchangeCo to call a special meeting of its shareholders to vote on a proposal to effectuate the ExchangeCo Recapitalization;

WHEREAS, if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, then prior to the consummation of the Merger, the Company, the Purchaser, CallCo, and ExchangeCo will enter into the Amended & Restated Exchange and Support Agreement, pursuant to which, among other things, the Exchange and Support Agreement will be amended and restated in its entirety and the Purchaser will assume certain rights and obligations of the Company with respect to the exchange of exchangeable shares of the Company following the ExchangeCo Recapitalization;

WHEREAS, the board of directors of the Company has unanimously: (a) determined that the Merger in the best interests of the Company and the stockholders of the Company, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption and approval of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that (i) the Merger is in the best interests of the Purchaser and the Purchaser Shareholders, as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the Cayman Purchaser Charter; (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Purchaser is or will be a party and the consummation of the Transactions, including the Merger; (c) adopted a resolution recommending the adoption of the Agreement and the approval of the Merger and the other Transactions by the stockholders of the Purchaser; and (d) directed that this Agreement, the Merger and the other Transactions be submitted to the stockholders of the Purchaser for their adoption and approval;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that the Merger in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur at least one (1) day prior to the Domestication as set forth in this Agreement (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

THE TRANSACTIONS

Section 1.01  The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Cayman Companies Act, at least one (1) day after the Redemption and at least one (1) day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (i) filing with the Delaware Secretary of State a certificate of corporate domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Post-Closing Charter, in each case, in accordance with the provisions thereof and applicable Law, (ii) adopting the Post-Closing Bylaws upon Domestication, (iii) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (iv) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, stockholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part XII of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, pursuant to the Cayman Purchaser Charter, the Sponsor Share Conversion shall occur; and (ii) immediately following the Sponsor Share Conversion, in connection with the Domestication: (A) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (B) each then issued and outstanding Cayman Purchaser Warrant (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (C) each then issued and outstanding Cayman Purchaser Units shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half (1/2) of one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing.

Section 1.02  The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall include the Surviving Company.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Surviving Company Share. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.001, of the Surviving Company (each such share, a “Surviving Company Share”).

(e) Organizational Documents. At the Effective Time, the Organizational Documents of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed upon by the Purchaser and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter duly amended in accordance with the terms thereof and applicable Law.

(f) Directors and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Company shall be as determined by the Company and the Purchaser pursuant to Section 6.18 and otherwise in accordance with the terms of this Agreement.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

Article II

CONSIDERATION

Section 2.01  Company Securities. The consideration to be paid in, or in connection with, the Merger in respect of each Company Common Share and each Company Series A Preferred Share that is issued and outstanding, or deemed to be issued and outstanding (including all Company Common Shares deemed to be issued and outstanding pursuant to Section 2.02(a) and Section 2.02(b)), immediately prior to the Effective Time, shall be a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (the “Per Share Base Consideration”).

Section 2.02  Conversion of Securities.

(a) Exchangeable Shares.

(i) If the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, then, at the Effective Time, each Exchangeable Share that is issued and outstanding immediately prior to the Effective Time shall thereafter be exchangeable for Domesticated Purchaser Common Stock rather than Company Common Shares in accordance with the terms and conditions of such Exchangeable Shares (including, for the avoidance of doubt, taking into account the Exchange Ratio).

(ii) If the ExchangeCo Recapitalization has not been completed prior to or concurrently with the Closing, then immediately prior to the Effective Time, but conditional upon the Closing, the Company shall cause the following actions to be taken in the sequence set forth below (collectively, the “Exchange”) (provided, that upon their completion such actions shall be deemed to have occurred one (1) Business Day prior to the Closing Date in accordance with the ExchangeCo Articles): (i) CallCo shall exercise its call right to purchase all of the Exchangeable Shares in exchange for the applicable Exchangeable Share Consideration, (ii) CallCo shall issue common shares to the Company in an amount equal to the value of the Exchangeable Share Consideration in exchange for the Company agreeing to issue and deliver the applicable Exchangeable Share Consideration to each holder of Exchangeable Shares, (iii) each Exchangeable Share shall thereupon be transferred to CallCo, and (iv) the Company will issue Company Common Shares and Company Series A Preferred Shares, as applicable, to the holders of the Exchangeable Shares. Upon the Exchange: (A) each Company Series A Preferred Share issued or issuable in the Exchange shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 2.02(b)(ii) (and without duplication), shall be cancelled and converted into such number of Company Common Shares at the then-effective conversion rate as calculated pursuant to the Company Certificate of Incorporation; (B) each Company Common Share issued or issuable upon the Exchange shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 2.02(b)(iii) (and without duplication), shall be cancelled and converted into the right to receive the Per Share Base Consideration; and (C) each Company Special Voting Preferred Share that is issued and outstanding shall be automatically cancelled for no consideration in accordance with the Company Certificate of Incorporation.

(b) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each Company Common Share and Company Series A Preferred Share that, immediately prior to the Effective Time, is owned by the Purchaser or Merger Sub (or any other subsidiary of the Purchaser), or held by the Company (in treasury or otherwise), if any (each, an “Excluded Share”), shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefore;

(ii) each Company Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall be cancelled and converted into the right to receive a number of shares of Domesticated Purchaser Common Stock equal to: (A) the number of shares of Company Common Shares into which such Company Series A Preferred Share would be converted in accordance with the Company’s Organizational Documents as of immediately prior to the Effective Time; multiplied by (B) the Per Share Base Consideration;

(iii) each Company Option that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Purchaser such that, as of the Effective Time, each share underlying each Company Option shall instead be shares of Domesticated Purchaser Common Stock and the number of such shares shall be equal to the Exchange Ratio; provided, that the assumption and adjustment of the unvested Company Options shall be completed in a manner that satisfies the requirements of Section 409A and, with respect to any Company Option intended to be an “incentive stock option,” Section 422 of the Code and the applicable regulations promulgated thereunder;

(iv) each Company Common Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall be cancelled and converted into the right to receive the Per Share Base Consideration; and

(v) if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, each Company Special Voting Preferred Share that is issued and outstanding immediately prior to the Effective Time and following the Exchange, if applicable, shall be cancelled and converted into the right to receive one share of Domesticated Purchaser Voting Stock.

(c) Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall automatically become exercisable, in accordance with the terms and conditions of such Company Warrant, for the Per Share Base Consideration. The Purchaser hereby agrees to assume the obligation to issue the Domesticated Purchaser Common Stock upon the exercise of Company Warrants following the Effective Time pursuant to the terms of the Warrant Assignment and Assumption Agreement.

(d) Effect on Company Convertible Notes. No Company Convertible Note shall be continued, assumed or substituted for by the Merger Sub or the Company as part of the Merger. Contingent on and effective immediately prior to the Effective Time, each Company Convertible Note that is outstanding immediately prior to the Effective Time shall be cancelled and converted at the Effective Time pursuant to its terms, and the holder thereof shall be entitled to receive, without interest, assuming the delivery of the lock-up agreement contemplated by such Company Convertible Note: (i) a number of shares of Domesticated Purchaser Common Stock equal to (A) the outstanding amount of such Company Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the Redemption Price (the “Company Convertible Note Share Consideration”); and (ii) a contingent value right (the “Company Convertible Note CVR”) to receive additional shares of Domesticated Purchaser Common Stock in the event that the volume weighed average price of the Domesticated Purchaser Common Stock for the twenty (20) Trading Days beginning on the Trading Day immediately following the expiration of the lock-up period contemplated by the applicable Company Convertible Note is less than seventy-five percent (75%) of the Redemption Price.

Section 2.03  Surrender and Payment.

(a) Exchange Fund. Immediately prior to or at the Effective Time, the Purchaser shall deposit, or cause to be deposited, with Continental for the benefit of the Company Stockholders and the Company Noteholders evidence in book-entry form of shares of Domesticated Purchaser Common Stock representing the number of shares of Domesticated Purchaser Common Stock sufficient to deliver the aggregate Per Share Base Consideration (the “Exchange Fund”). The Purchaser shall cause Continental, pursuant to irrevocable instructions, to pay the Per Share Base Consideration out of the Exchange Fund in accordance with the terms of this Agreement.

(b) Stock Exchange Procedures. Within two (2) Business Days following the effectiveness of the Proxy Statement/Registration Statement, the Purchaser shall cause Continental to deliver to each holder of Company Securities and each holder of Exchangeable Shares, a letter of transmittal and instructions for exchanging each such holder’s Company Common Shares or Company Series A Preferred Shares (for the avoidance of doubt, including the Company Common Shares and/or the Company Series A Preferred Shares to be issued to such holder in connection with the Exchange), as applicable, for such holder’s applicable portion of the Per Share Base Consideration from the Exchange Fund, and which shall be in a form determined by the Company (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and in any event within two (2) Business Days following the Closing, Continental shall deliver the applicable portion of the Per Share Base Consideration to each such holder. Effective as of one (1) Business Day prior to the Company Stockholder Meeting, the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than (i) transfers necessary to effectuate the Exchange and (ii) transfers as to which the Company has been notified of, in writing, prior to the Company Stockholder Meeting.

(c) Note Exchange Procedures. Promptly following the effectiveness of the Proxy Statement/Registration Statement, Purchaser shall cause Continental to deliver to each holder of Company Convertible Notes a notice and letter of instruction (a “Letter of Instruction”) notifying each such holder of (i) the deemed cancellation and conversion at the Effective Time of any Company Convertible Note outstanding immediately prior to the Effective Time, (ii) the right of the holder of any such Company Convertible Notes to receive such holder’s applicable portion of the Company Convertible Note Share Consideration, subject to the delivery of a properly completed and executed Letter of Instruction and the lock-up agreement contemplated by such Company Convertible Note and (iii) such holder’s contingent right to receive additional Domesticated Purchaser Common Stock pursuant to the Company Convertible Note and the Company Convertible Note CVR. Promptly following receipt of a properly completed and executed Letter of Instruction from a holder of Company Convertible Notes, and in any event within two (2) Business Days, Continental shall deliver the applicable portion of the Company Convertible Note Share Consideration to such holder.

(d) Termination of Exchange Fund. Promptly following the earlier of (i) the date on which the entire Exchange Fund has been disbursed and (ii) the date which is one (1) year after the Effective Time, the Purchaser shall instruct Continental to deliver to the Purchaser any remaining portion of the Exchange Fund and other documents in its possession related to the Transaction, and Continental’s duties shall terminate. Thereafter, each Company Stockholder and Company Noteholder may look only to the Purchaser (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Company Stockholder’s or Company Noteholder’s claim for Per Share Base Consideration that such Company Stockholder or Company Noteholder may have the right to receive pursuant to Section 2.02 without any interest thereon. None of the Company, the Purchaser, the Surviving Company or Continental shall be liable to any Person for any portion of the Per Share Base Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Per Share Base Consideration that remains undistributed to Company Stockholders or Company Noteholders as of immediately prior to the date on which the Per Share Base Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04  Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Common Shares and Company Series A Preferred Shares issued and outstanding immediately prior to the Effective Time (other than Company Common Shares and Company Series A Preferred Shares, if any, cancelled in accordance with Section 2.02(b)(i)) that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal or dissenters’ rights for such Company Common Shares or Company Series A Preferred Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the Per Share Base Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Per Share Base Consideration to which such holder is entitled pursuant to the applicable subsections of Section 2.02, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 2.03.

Section 2.05  Adjustment. The Per Share Base Consideration and the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated Purchaser Common Stock occurring prior to the date the shares comprising the Per Share Base Consideration is issued.

Section 2.06  No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the TEI Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded up to the nearest whole share of Domesticated Purchaser Common Stock, as applicable.

Section 2.07  Lost or Destroyed Certificates. Notwithstanding any other provision to this Agreement, if any Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, Continental shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Per Share Base Consideration to be paid in respect of the Company Common Shares or Company Series A Preferred Shares formerly represented by such Certificate(s) as contemplated under this Agreement.

Section 2.08  Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, the Tax Act or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to provide recipients of any amounts payable that may be subject to withholdings with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article III

CLOSING

Section 3.01  Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as the Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 3.02  Closing Documents.

(a) Purchaser Closing Certificate. At least one (1) Business Day prior to the Purchaser Shareholders’ Meeting and, in any event, not earlier than the time that the holders of Purchaser Class A Ordinary Shares may no longer elect to redeem their Purchaser Class A Ordinary Shares in connection with the Redemption, the Purchaser shall deliver to the Company a written notice (the “Purchaser Closing Certificate”) setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemptions); (ii) the aggregate amount of all payments that will be required to be made in connection with the Redemptions; (iii) the aggregate amount of the Purchaser Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Purchaser); (iv) the repayment amount (if any) pursuant to the Convertible Promissory Note; and (v) the number of shares of Domesticated Purchaser Common Stock, the number of Domesticated Purchaser Warrants, and the number of shares of Domesticated Purchaser Common Stock that may be issued upon the exercise of all Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of any PIPE Investment and any forfeiture of Domesticated Purchaser Warrants pursuant to the Sponsor Support Agreement (but excluding any shares of Domesticated Purchaser Common Stock to be issued in the Merger).

(b) Company Closing Certificate. At least two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice (the “Company Closing Certificate”) setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Company and wire instructions and applicable Tax forms for each such Person; provided, that the failure to provide wire instructions or Tax forms shall not affect the effectiveness of the Company’s compliance with this requirement).

(c) Access; Cooperation. From and after the delivery of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, until the Closing Date, each of the Purchaser and the Company shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Purchaser or the Company or any of their respective Representatives in connection with the review of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, and (iii) revise the Purchaser Closing Certificate or the Company Closing Certificate, respectively, to incorporate any changes the Purchaser or the Company, respectively, reasonably determines are necessary or appropriate given such comments.

Section 3.03  Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement or as are disclosed in the Company Financials, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

Section 4.01  Organization and Standing. The Company is a Delaware corporation duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the Purchaser accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

Section 4.02  Authorization; Binding Agreement. The Target Companies have all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Target Companies’ respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which each Target Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Target Company’s board of directors (or other similar governing body) in accordance with such Target Companies’ Organizational Documents, the DGCL, any other applicable Law or any Contract to which such Target Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Company Stockholder Approval, no other proceedings on the part of the Target Companies are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Target Companies are or are required to be a party shall be when delivered, duly and validly executed and delivered by the Target Companies and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and the Company Stockholders and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DGCL, the Company’s Organizational Documents and any other applicable Law. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions do not require the approval of the Company Stockholders in their capacity as such, or by any class or series of the Company Stockholders, or by holders of any other TEI Securities, pursuant to the Company Certificate of Incorporation, the DGCL and any other applicable Laws.

Section 4.03  Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of: (i) Company Securities and the number and type of Company Securities held by each such holder as of the date hereof; (ii) Exchangeable Shares and the number and type of Exchangeable Shares held by each such holder as of the date hereof, subject to the additional information set forth on Section 4.03(a) of the Company Disclosure Letter; and (iii) all outstanding Company Options as of the date hereof.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter, and other than the Company Securities, the Company does not have any other issued or outstanding common stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter or in the Company’s Organizational Documents, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter or as provided for in this Agreement, there are no (1) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (2) voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the TEI Securities. Except as set forth in any Target Company’s Organizational Documents and the Exchange and Support Agreement, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ securities. Except as disclosed in the Company Financials, since December 31, 2022, the Company has not declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(c) Except as provided for in this Agreement or as contemplated by the ExchangeCo Recapitalization, no units, warrants, options or other securities of the Target Companies are issuable as a result of the consummation of the Transactions.

Section 4.04  Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth the names of the Company’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) their jurisdiction of incorporation or organization, (b) all names other than its legal name under which any Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof as of the date hereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, and, except with respect to ExchangeCo (which, in addition to the common shares of ExchangeCo issued to CallCo, also has issued and outstanding equity interests held by the stockholders specified in Section 4.03(a) of the Company Disclosure Letter), are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than, if any, those imposed by such Subsidiary’s Organizational Documents, applicable securities Laws, Permitted Liens or immaterial Liens).

Section 4.05  No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.02, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.02 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Target Companies of the Transactions) and the other Ancillary Documents to which the Target Companies are a party by the Target Companies, do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.17(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, material Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Target Companies of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) material compliance with any applicable requirements of the securities Laws and state takeover laws, the HSR Act and any other Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL; (iii) any declarations or filings with any Governmental Authority required in connection with the ExchangeCo Recapitalization, if applicable; and (iv) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06  Financial Statements.

(a) The Company has provided to the Purchaser: (i) complete copies of the unaudited consolidated financial statements of the Target Companies as of and for the years ended December 31, 2024 and December 31, 2023, each consisting of the consolidated balance sheets of the Target Companies as of such dates and the related consolidated income statements and statements of cash flows for the periods then ended (the “Draft Company Financials”) and (ii) true, correct and complete copies of the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto) as of and for the year ended December 31, 2022, consisting of the consolidated audited balance sheet of the Target Companies as of such date and the related consolidated audited income statement, changes in stockholder equity and statement of cash flows for the fiscal year then ended, audited in accordance with GAAP and PCAOB (the “Audited Company Financials”, together with the Draft Company Financials, the “Company Financials”). Except as set forth on Section 4.06(a) of the Company Disclosure Letter, (y) the Company Financials were derived in all material respects from the books and records of the Target Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and (z) the Company Financials, when delivered, present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in stockholder equity (in the case of the Audited Company Financials) and cash flows of the Target Companies as of the dates and for the periods indicated in such Company Financials in the case of the Audited Company Financials, in conformity with GAAP, and were derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Target Companies have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(c) of the Company Disclosure Letter), (ii) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

Section 4.07  Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions;(d) set forth on Section 4.06(a) of the Company Disclosure Letter; or (e) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08  Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter or in connection with the Redomiciliation or Internal Reorganization, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since April 5, 2024 through the date of this Agreement (a) each Target Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) no Target Company has taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

Section 4.09  Compliance with Laws. Provided that this Section 4.09 shall not apply with respect to the matters covered by Section 4.25, each Target Company has, during the past five (5) years, materially complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. Except as disclosed on Section 4.09 of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole.

Section 4.10  Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Target Companies that are reasonably expected to be in excess of $300,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Target Companies, as applicable. Except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Target Companies, as applicable; and (ii) in full force and effect and enforceable against the Target Companies, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

Section 4.11  Company Permits. Each Target Company holds all Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”) except where the failure to have such Permits, individually or in the aggregate, has not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits. To the Knowledge of the Company, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, except where the failure to be renewed or reissued, individually or in the aggregate, would not reasonably expected to be material to the Target Companies, taken as a whole. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Each Target Company has at all times operated in material compliance with all Company Permits applicable to such Target Company.

Section 4.12  Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of any Target Company with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against any Target Company with regard to their actions as such; (c) pending or threatened in writing Legal Proceedings by any Target Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of any Target Company with regard to their actions as such.

Section 4.13  Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xiii) below, to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of any Target Company to compete in any material respect in any line of business or with any Person or in any geographic area or to sell, or provide any material service or material product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any Target Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last five (5) years and/or relating to pending or future acquisitions or dispositions;

(v) Each obligation to make payments in excess of $250,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate annual payments in excess of $100,000;

(vii) Each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);

(viii) Each collective bargaining (or similar) agreement or Contract between the Target Company on one hand, and any labor union or other body representing employees of the Target Company on the other hand;

(ix) Each Contract that obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(x) Each Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $150,000 (including pursuant to any joint venture);

(xi) Each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xii) Any Contract that provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney to act on behalf of any Target Company or to act on behalf of any manager, director or officer of any Target Company with respect to any Target Company; and

(xiii) Each Contract which (A) contains any assignment or any covenant not to assert or enforce, any Intellectual Property material to the business of any Target Company; (B) pursuant to which any Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, or with respect to any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach of or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (v) no Target Company has waived any material rights under any such Company Material Contract.

Section 4.14  Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: all U.S. and foreign registered or issued Intellectual Property and applications owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Each Target Company owns, free and clear of all material Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter) such Target Company’s Owned Intellectual Property and has valid and enforceable rights in, and has the right to use, sell, license, transfer or assign, in the manner such activities are currently conducted (and if and to the extent such activities are currently conducted) by such Target Company, all other Intellectual Property currently used, licensed or held for use by such Target Company. No item of Company Registered IP that is a pending Patent application fails to identify all inventors of the inventions as currently claimed in such Patent application, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid present assignments of the applicable inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees to any third party with respect to such Company Registered IP, and such Target Company is the record owner of all Company Registered IP.

(b) Each Target Company has a valid and enforceable written license or other valid right to use all other Company IP that it uses, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to such Target Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to enable use of the Intellectual Property licensed under such Company IP Licenses in the manner used in the operation of business of the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder in any material respect, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The use by the Target Companies of the Intellectual Property that is the subject of any Company IP License in the manner that it is currently being used is permitted under the terms of the applicable Company IP License. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its material rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Legal Proceeding has been made in the last six (6) years or is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. During the last six (6) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Company’s Knowledge, no Target Company is currently infringing, or has, in the past six (6) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently infringing, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no material violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to perform such employee’s employment obligations for the Target Companies, or that would conflict with the business of any Target Company as presently conducted. Each Target Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to one or more of the Target Companies (or all such right, title, and interest vested in one or more of the Target Companies by operation of Law).

(e) Each Target Company is in all material respects in compliance with all licenses by which such Target Company is bound governing any Open Source Software that such Target Company has incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any material Company Software by a Target Company in a manner that requires any Target Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(f) Other than pursuant to the Contracts listed on Section 4.14(f) of the Company Disclosure Letter, no government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution or research center in their respective research and development activities were used by any Target Company in the development of any material Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. §52.227-14 and in 48 C.F.R. §252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. §203) in or to any Patents constituting material Owned Intellectual Property. No Target Company is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which any Target Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(g) To the Knowledge of the Company, no Person has obtained unauthorized access to any material information, data (including personally identifiable information), IT Assets or Software in the possession of a Target Company or in their custody or control and there has not been any loss, damage, improper disclosure or use, breach of security, or other compromise of the security, confidentiality or integrity of any such IT Assets, Software, information, or data in any material respect. To the Knowledge of the Company, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the material IT Assets of the Target Companies or the information and data thereon. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no material written or oral complaint, or notice of any claims or investigations, relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company and (ii) no Target Company has notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any personal data or information security-related incident.

(h) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws by a Target Company; or (ii) the material breach of, material modification, cancellation, termination, or suspension of, acceleration of any material payments with respect to, or release of material source code under (a) any Contract that a Target Company is party to providing for the license or other use of material Intellectual Property owned by a Target Company; or (b) any Company IP License.

Section 4.15  U.S. Nuclear Regulatory Matters. Except as would not constitute a Company Material Adverse Effect:

(a) Neither the Company nor its Subsidiaries currently holds or requires any license for the possession or use of nuclear materials in order to conduct its current business activities (whether “source material”, “special nuclear material” or “byproduct material”, as these terms are defined by applicable Nuclear Laws) or possesses a license from the NRC for the construction, operation or decommissioning of any facility which would require a license or other prior consent from the NRC.

(b) Neither the Company nor its Subsidiaries has operated or currently operates any “utilization facility” or “production facility,” as those terms are defined by applicable Nuclear Laws and the regulations of the NRC, whether or not owned, in whole or part, by the Company or one of its Subsidiaries.

(c) The Company and each of its Subsidiaries is in compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined by applicable Nuclear Laws and the regulations of the NRC. Neither the Company nor its Subsidiaries is subject to any Law that prevents or materially inhibits the Company’s or any of its Subsidiaries’ ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Governmental Authority. Neither the Company nor any of its Subsidiaries requires prior approval from the NRC to execute, deliver or perform this Agreement, and the consummation by it of the Transactions, shall not cause the Company or its Subsidiaries to become subject to any Law that prevents or materially inhibits the Company’s or any of its Subsidiaries’ ability to design, license or fabricate systems, structures or components for, or construct, any such facilities subject to the necessary approvals from an applicable Governmental Authority.

Section 4.16  Taxes and Returns. Except in each case as set forth on Section 4.16 of the Company Disclosure Letter:

(a) Each Target Company (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file) and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claim, deficiency or assessment against it. No Target Company is currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(g) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

(h) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group of which a Target Company is the common parent. No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) No Target Company has requested or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) The Company is, and has at all times since its inception been, classified as a C corporation for U.S. federal (and applicable state and local) income tax purposes. The Company is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.16(j) of the Company Disclosure Letter.

(k) No Target Company has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(l) No Target Company has claimed any employee retention credit pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state or local Law).

(m) No Target Company has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past three (3) years.

(n) No Target Company has knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for its Intended Tax Treatments.

Section 4.17  Real Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete listing of all real property owned by the Target Companies (the “Company Owned Properties”), including the street address and owner thereof. The Company has made available to the Purchaser true, correct, and complete copies of the deeds and other instruments in its possession by which the applicable Target Company acquired such Company Owned Properties, together with any title insurance policies, the most recent title reports and surveys with respect to such Company Owned Property to the extent such items are in its possession. The applicable Target Company has good and indefeasible fee simple title to each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, the Target Companies do not own any real property. There are no parties in possession, as tenants, licensees or, to the Knowledge of the Company, otherwise, or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights granted to third parties to purchase or lease the Company Owned Properties or any portion thereof or interest therein. There is no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened with respect to any of the Company Owned Properties or any portion thereof.

(b) Section 4.17(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by a Target Company for the operation of the business of a Target Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) no Target Company is in breach of or default, in any material respect, under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by a Target Company, and (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Real Property Lease. No Target Company has leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company there is no condemnation or eminent domain proceedings pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

Section 4.18  Personal Property(i). Each Target Company has good title to, or a valid leasehold interest in or right to use, its respective material tangible and intangible assets that are necessary to conduct the business of the Target Company as presently conducted, free and clear of all Liens other than Permitted Liens, and such tangible and intangible assets are in good working order and condition, except for ordinary wear and tear, except in each case and as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

Section 4.19  Employee Matters.

(a) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of such Target Company, and to the Knowledge of the Company, there are not, and have not been, in the past three (3) years, any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened, in writing, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, no current senior officer of a Target Company, as of the date of this Agreement, has provided such Target Company notice, in writing, of his or her intention to terminate his or her employment.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Target Companies are, and in the past three (3) years have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation and employee terminations, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. No Target Company has received written notice that there is any pending Legal Proceeding involving unfair labor practices against any Target Company. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, in writing, against any Target Company brought by or on behalf of any applicant for employment, any current or former employee or any Governmental Authority, relating to any such Law or wrongful termination of employment, or alleging any other discriminatory conduct in connection with the employment relationship.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Letter, each employee located in the United States is employed “at will”, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any employees under the terms of any written agreement other than: (i) such as results by Law from the employment of an employee in Canada without an agreement as to notice or severance; or (ii) a contractual entitlement to, in addition to the minimum statutory notice (or pay in lieu thereof) and statutory severance pay required under applicable employment standards legislation, three (3) months or less of notice or pay in lieu thereof.

(d) In the past three (3) years, the Target Companies have not received (i) written notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against them, and (ii) written notice of any grievances or arbitrations arising out of any collective bargaining agreement to which any Target Company is a party.

(e) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations in the United States sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law.

(f) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Target Company, and (ii) the Target Companies have not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

Section 4.20  Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. The Target Companies are not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Except as set forth on Section 4.20(b) of the Company Disclosure Letter, each Company Benefit Plan is and has been operated, administered, maintained, and funded in compliance with its terms and all applicable Laws, including ERISA and the Code, except as would not be material to the Target Companies, taken as a whole. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Companies are entitled to rely) or (ii) the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports; (v) the most recent determination letter (or opinion letter) received from the IRS; and (vi) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) None of the Target Companies nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, (i) a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee, officer or other service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation payable by the Target Companies; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies; (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; (iv) otherwise give rise to any material liability under any Company Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. Except as set forth on Section 4.20(f) of the Company Disclosure Letter, no Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Target Companies, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i)   Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and maintained in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, except as would not be material to the Target Companies, taken as a whole.

Section 4.21  Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Letter:

(a) Each Target Company and its respective properties and facilities are and have, during the time that the applicable Target Company has owned, operated or leased such property or facility, been in compliance in all material respects with all material Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Target Company or their respective assets or properties alleging a material violation of any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that could materially and adversely affect compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

(c) No Target Company or any of its respective properties, facilities or operations, is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Environmental Liabilities.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company, or any other property that would reasonably be expected to have a Company Material Adverse Effect.

(e) No Target Company has received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that could lead to the imposition of any Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by any Target Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Target Companies, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

(g) There are no (i) underground storage tanks, (ii) asbestos-containing materials, or (iii) equipment containing polychlorinated biphenyls located at any of the properties of a Target Company.

(h) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies and concerning the environmental condition of any properties of the Target Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.22  Transactions with Related Persons. Except as set forth on Section 4.22 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, no Target Company is a party to any material transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that, in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. Except as set forth in the Company Financials or as set forth on Section 4.22 of the Company Disclosure Letter: (i) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Common Shares or other equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies); and (ii) the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.23  Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (the “Insurance Policies”) (by policy number, insurer, policy period, policy limits and type of policy). As of the date hereof, all premiums due and payable under all such Insurance Policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of the Insurance Policies. Each Insurance Policy is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past five (5) years. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has claim pending under an insurance policy as to which the insurer has denied coverage.

Section 4.24  Top Customers and Suppliers.

(a) As of the date hereof the Company currently has no material customers, including any off-takers. Section 4.24(a) of the Company Disclosure Letter lists as of the date of this Agreement, all prospective consumers or off-takers for the twelve (12) months ended December 31, 2024 and the twelve (12) months ended December 31, 2023 to which the Company has submitted written bids or responded to requests for proposals, with expected revenue (assuming any such bid or response were accepted) in excess of $5,000,000 (the “Top Customers”). To the Knowledge of the Company as of the date hereof, no such Top Customer has provided notice to the Target Companies (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any existing Company Material Contract with any such Top Customer.

(b) Section 4.24(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the twelve (12) months ended December 31, 2024 and the twelve (12) months ended December 31, 2023 to which the Company made payments or accrued obligations in excess of $250,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Target Companies (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(c) Except as set forth on Section 4.24(c) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.25  Certain Business Practices.

(a) No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where such Target Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any person (in each case in violation of any Anti-Bribery Laws). No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder any Target Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of each Target Company are and have been conducted at all times in the previous five (5) years in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which any Target Company operates that are applicable to such Target Company, and no Legal Proceeding between the Target Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Target Company nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which any Target Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by any of the foregoing.

(d) No Target Company has, since April 24, 2019, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.26  Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.27  Finders and Brokers. Except as reflected on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.28  Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

Section 4.29  Information Supplied. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the Purchaser Shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates.

Section 4.30  No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) in any Purchaser SEC Reports filed or submitted on or prior to the date hereof, or (ii) in the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01  Organization and Standing.

(a) As of the date hereof, the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. As of the Closing, the Purchaser will be a Delaware corporation duly domesticated, validly existing and in good standing under the DGCL. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The Purchaser is, and at all times has been, in compliance in all material respects with the provisions of its Organizational Documents.

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is, and at all times has been, in compliance in all material respects with the provisions of its Organizational Documents.

Section 5.02  Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly, validly and unanimously authorized and approved by the boards of directors of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03  Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to the HSR Act or any other Antitrust Laws, (b) filing of the Certificate of Merger in accordance with the DGCL, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Section 5.04  Non-Contravention. The execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, material Contract, or (d) result in the creation of any Lien upon any of the properties or assets (other than any Permitted Liens) or capital stock or other equity interests of the Purchaser or Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Section 5.05  Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $22,100 divided into (i) 200,000,000 shares of Purchaser Class A Ordinary Shares, of which 23,000,000 are issued and outstanding, (ii) 20,000,000 shares of Purchaser Class B Ordinary Shares, par value $0.0001 per share, of which 5,750,000 shares are issued and outstanding, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. All of the issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the issued and outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms of conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one (1) share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 18,350,000 Cayman Purchaser Warrants, consisting of 11,500,000 Cayman Purchaser Public Warrants and 6,850,000 Cayman Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) As of the date hereof, other than (i) the Cayman Purchaser Warrants and (ii) the Purchaser Class B Ordinary Shares, there are (A) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Purchaser Ordinary Shares or any other capital stock or equity interests of Purchaser, or any other Contracts to which the Purchaser is a party or by which the Purchaser is bound obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, the Purchaser, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Purchaser.

(d) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.05(c) of the Purchaser Disclosure Letter, there are no stockholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(e) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Section 5.05(e) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(f) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(g) Purchaser owns all of the equity interests in Merger Sub. No other equity interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its equity interests or any equity capital of Merger Sub. There are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Purchaser. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06  SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all prospectuses, forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. Each of the Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of the Purchaser as of the respective dates, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HONDU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HOND.” The issued and outstanding Cayman Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HONDW.” The Purchaser is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the Transactions, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Public Warrants under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in to perform the functions for which they were established, including timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

Section 5.07  Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities that are administrative and immaterial in nature, (b) not been subject to a Purchaser Material Adverse Effect, and (c) neither Purchaser nor Merger Sub has taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to the Closing pursuant to Section 6.03. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08  Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for in the most recent balance sheet included in the Purchaser SEC Reports or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (c) incurred in connection with the Transactions, (d) that constitute Purchaser Transaction Costs or (e) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Documents to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09  Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business. Since the date of the formation of the Purchaser, neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law, Orders or Permits in any material respect by the Purchaser or Merger Sub, and to the Knowledge of the Purchaser, no charge, claim, assertion or Legal Proceeding of any material violation of any Law, Orders or Permit by the Purchaser or Merger Sub is currently threatened.

Section 5.10  Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser, nor Merger Sub, is subject to any Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.11  Taxes and Returns.

(a) The Purchaser (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f)   The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(g) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

(h) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i)   The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j)   The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 5.12  Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser, nor Merger Sub own or lease any real property or material Personal Property.

Section 5.13  Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14  Contracts. Except as set forth in Purchaser’s or Merger Sub’s Organizational Documents or publicly filed with the SEC, neither Purchaser nor Merger Sub is subject to any agreement, commitment, exclusive license, judgment, injunction, order or decree that prohibits or materially impairs, or could reasonably be expected to prohibit or materially impair, their business practices, acquisitions of property or conduct of business.

Section 5.15  Trust Account. As of the date of this Agreement, Purchaser has at least $232,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of August 15, 2024, between Purchaser and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Since August 14, 2024, the Purchaser has not released any money from the Trust Account, and prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a stockholder vote to amend the Purchaser’s Organizational Documents to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to stockholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Purchaser Class A Ordinary Shares in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 5.16  Finders and Brokers. Except as reflected on Section 5.16 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, in connection with the Transactions based upon arrangements made by the Purchaser, Merger Sub or any of their Affiliates.

Section 5.17  Certain Business Practices.

(a) None of the Purchaser, Merger Sub or to the Knowledge of Purchaser or Merger Sub any of their Representatives acting on behalf of the Purchaser or Merger Sub, has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the Purchaser, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. None of Purchaser, Merger Sub or, to the Knowledge of Purchaser or Merger Sub, any of their respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder Purchaser or Merger Sub in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser and Merger Sub are and have been conducted at all times since April 24, 2019, in material compliance with Sanctions Laws and at all times in the previous five (5) years in material compliance with, International Trade Laws, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more by any of the foregoing.

(d) The Purchaser and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) Neither the Purchaser nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

Section 5.18  Insurance. Section 5.18 of the Purchaser Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or Merger Sub or relating to the Purchaser or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser and Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.19  Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that, if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.20  Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company expressly set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Target Companies for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to Target Companies, or this Agreement, including with respect to the accuracy or completeness of any information provided to Purchaser in the electronic data room, in any projections, or otherwise, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own investigation of the Target Companies and, except as expressly provided in Article IV, are not relying on any (a) representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Target Companies as conducted after the Closing, or (b) representation or warranty as contained in any materials provided by the Target Companies or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Section 5.21  No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates.

Article VI

COVENANTS

Section 6.01  Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours, upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments and books and records of the Target Companies, and shall use its and their commercially reasonable efforts to furnish Purchaser and its Representatives with all financial and operating data and other information concerning the affairs of the Target Companies that are in the possession of the Target Companies, in each case as the Purchaser or its Representatives may reasonably request; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if such information relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto. For the avoidance of doubt, the Purchaser or any of its Representatives shall not be permitted to perform any environmental sampling at the properties of any of the Target Companies, including any invasive, intrusive or subsurface sampling or testing of any media.

(b) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments and books and records, of the Purchaser or its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of the Purchaser and its Subsidiaries that are in the possession of the Purchaser or its Subsidiaries, in each case as the Company or its Representatives may reasonably request; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with any PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02  Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or any Governmental Authority, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) maintain the existing relations and goodwill of the Target Companies with the Target Companies’ customers, suppliers, distributors and creditors, as well as with the NRC, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or any Governmental Authority, or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) other than (A) the cancellation of Company Special Voting Preferred Shares and issuance of Company Common Shares and/or Company Series A Preferred Shares prior to the Closing Date in connection with the exchange of Exchangeable Shares outstanding as of the day hereof, (B) in connection with the Interim Financing, or (C) subject to Section 6.02(b)(v)(E), the grant of up to 20,000 Company Options to any current or prospective employee or service provider (the “Interim Period Option Issuance”), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefits Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof or amended in compliance with this Section 6.02(b);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (A) pursuant to the Company Certificate of Incorporation or the Organizational Documents of any Target Company, (B) pursuant to the terms of any warrant, option or profits interest award outstanding as of the date hereof, (C) in connection with the Interim Period Option Issuance, or (D) pursuant to the terms of any Company Securities issued in connection with the Interim Financing;

(iv) except in connection with the Interim Financing, incur, create, assume or otherwise become liable for any additional Indebtedness (directly, contingently or otherwise) for borrowed money in excess of $1,000,000;

(v) except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, other than offer letters or employment Contracts to employees in the ordinary course of business, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan other than the Company Incentive Plan in connection with the Interim Period Option Issuance or any plan, policy, practice, program, agreement or other arrangement other than the Company Incentive Plan that would be deemed a Company Benefit Plan as of the date hereof, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals made in the ordinary course of business consistent with past practice, (D) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries other than as provided under this Agreement, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $350,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $350,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(viii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for its Intended Tax Treatments;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, have determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property;

(x) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease, in any case outside of the ordinary course of business consistent with past practice;

(xi) enter into any new line of business or establish any Subsidiary in connection therewith;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring any of the Target Companies;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xv) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Target Companies or any terminations for cause;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing or in the data room to the Purchaser;

(xvii) except as required pursuant to Contract in effect on the date hereof, make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 (in the aggregate);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

(xxii) (A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case of clause (A) and (B), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies;

(xxiii) voluntarily terminate any design certification, pre-application, application or standard design approval activities the Target Companies are currently undertaking with the NRC; or

(xxiv) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the business or operations of the Company prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to the Purchaser’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or any Governmental Authority, as set forth on Section 6.03(b) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, and (ii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by any PIPE Investment), as required by applicable Law (including COVID-19 Measures) or any Governmental Authority or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than Indebtedness under the Convertible Promissory Note solely for the purpose of paying Purchaser Transaction Costs;

(v) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(vi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser or any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(ix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than with respect to the Convertible Promissory Note);

(x) establish any Subsidiary;

(xi) engage in any activities or business, other than activities or business (A) currently conducted by the Purchaser or Merger Sub as of the date of this Agreement, (B) in connection with or incident to Purchaser’s or Merger Sub’s organization, incorporation, or continuing corporate existence, or (C) that are administrative and immaterial in nature;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including any PIPE Investment)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Company, directly or indirectly, rights to control or direct the business or operations of the Purchaser prior to the Closing.  Prior to the Closing, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement and subject to the Company’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.04  Annual and Interim Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, but in no event later than June 30, 2025, the Company shall deliver to the Purchaser audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which are have been audited in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, and in each case, within seventy-five (75) days of each applicable quarter-end (other than with respect to the quarters ended March 31, 2025 and March 31, 2024), the Company shall deliver to the Purchaser unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies that are required by applicable law to be included in the Proxy Statement/Registration Statement, which comply in all material respects with the applicable accounting requirements (the “Interim Financial Statements”); provided, that upon delivery of such Interim Financial Statements, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.05  Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(d) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

Section 6.06  No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) five percent (5%) or more of the business or assets of the Target Companies, or (y) five percent (5%) or more of any class of shares or other equity interests or profits of any of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (other than with respect to the ExchangeCo Recapitalization, the Interim Financing or any purchases of equity securities by the Company from employees of the Company or its Subsidiaries), and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a business combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07  No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08  Notification of Certain Matters.

(a) During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

(b) The Company may, from time to time, deliver to Purchaser no later than the end of the second (2nd) Business Day prior to the Closing Date a true and complete schedule of changes (an “Update Schedule”) to any of the information contained in the Company Disclosure Letter (including changes to any other representations or warranties in Article IV hereof as to which no section of the Company Disclosure Letter has been created as of the date hereof but as to which a section of the Company Disclosure Letter would have been required if such changes had existed on the date hereof), which changes pertain to events or circumstances occurring, or of which Company Knowledge is first obtained subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete. Any Update Schedule so delivered shall be deemed to amend the Company Disclosure Letter with respect to the matters contained therein. Upon delivery of an Update Schedule to the Purchaser that would cause the conditions in Section 7.03(a) to not be satisfied, the Purchaser shall have ten (10) Business Days to exercise its rights under this Agreement under Article VIII. If the Purchaser does not exercise its rights to terminate this Agreement within ten (10) Business Days, the Purchaser shall be deemed to have waived all such rights to terminate this Agreement in connection with the matters described in such Update Schedule.

Section 6.09  Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under the HSR Act any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally between the Purchaser, on the one hand, and the Company, on the other hand, which fees and expenses shall be considered Purchaser Transaction Costs and Company Transaction Costs, respectively), with respect to the Transactions as promptly as practicable (but in any event within twenty (20) Business Days after the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act or any other Antitrust Laws and obtaining any approval required under any other Antitrust Laws; provided, that neither Party shall extend any waiting period under the HSR Act or comparable period under any other Antitrust Laws or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period without the prior written consent of the other Parties. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any written materials of such Party (including without limitation any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement) may be redacted as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, in each event prior to sharing such materials with another Party.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any notices or requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions, as applicable. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, Purchaser shall, and shall cause its Representatives to, at Purchaser’s sole cost and expense, use its reasonable best efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, provided that the Company shall, and shall cause its Representatives to, reasonably cooperate with Purchaser with respect to such efforts of Purchaser.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10  Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, (2) pay the amounts due to the underwriters of Purchaser’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (3) pay the amounts due to the Sponsor, directors and officers of the Purchaser as repayment of unpaid Purchaser liabilities, (4) pay the Purchaser Transaction Costs and the Company Transaction Costs, (5) pay all income tax or other tax obligations of Purchaser prior to the Closing, and (6) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as expressly provided in the Trust Agreement.

Section 6.11  Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholder, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the Merger (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation. Notwithstanding anything to the contrary contained herein, Purchaser shall pay all Transfer Taxes required to be paid in connection with the Domestication, Sponsor Share Conversion, and Redemption (including, for the avoidance of doubt, any Taxes pursuant to Section 4501 of the Code in connection with the Redemptions).

(d) The Company shall provide a certificate signed by an officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to the Purchaser, provided that the only remedy of the Purchaser for the failure to provide such certificate and form will be to withhold pursuant Section 1445 of the Code.

Section 6.12  Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.13  The Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the Company Common Shares issuable in connection with the Merger (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid by the Purchaser as a Purchaser Transaction Cost. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public stockholders with the opportunity to elect to effect a Redemption. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, (C) adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by Nasdaq Listing Rule 5635, (E) approval of the adoption by the Purchaser of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions; and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval provided that, without the consent of the Company, the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law).

Section 6.14  Employee Matters.

(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the Purchaser’s Shareholders at the Purchaser Shareholders’ Meeting. The Equity Incentive Plan shall have an initial share reserve equal to or greater than ten percent (10%) of the Purchaser’s fully diluted outstanding shares immediately following the Effective Time, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies and in consultation with an independent outside compensation advisor, such consent not to be unreasonably withheld, conditioned or delayed. The Purchaser and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the Purchaser as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15  Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.16 Confidential Information. (a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a) furnish only that portion of such Purchaser Confidential Information; provided, that, with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (w) applicable Law, (x) legal, fiduciary or professional obligation, (y) in accordance with written document retention policies and procedures and/or (z) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided that, with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (y) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (z) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.18  Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including the Purchaser causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of no less than five (5) individuals (appointed in accordance and such that, as of the Closing, the Post-Closing Purchaser Board shall comply with Nasdaq rules) to be determined by the Company. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the one (1) Person that is designated by the Purchaser prior to the Closing, which Person shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned), (ii) the chief executive officer of the Purchaser after the Closing and (iii) the remaining Persons, all of whom will be designated by the Company prior to the Closing and such number of whom will be independent under applicable Law and the relevant rules and regulations of Nasdaq such that a majority of the members of the Post-Closing Purchaser Board will be independent under applicable Law and the relevant rules and regulations of Nasdaq. At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.19  Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, pension or other employee benefit plan, or other enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall purchase a fully pre-paid, non-rescindable “tail” management liability insurance policy (inclusive of the directors’ and officers’, employment practices and fiduciary liability coverage parts) (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director, officer or employee of the Purchaser or a Target Company currently covered by a management liability insurance policy of the Purchaser or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or any Target Company, any other indemnification arrangement, any Law or otherwise. No right or remedy herein conferred by this Section 6.19 is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity, under contract or otherwise. The assertion of any right or remedy under this Section 6.19, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Purchaser acknowledges that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). Purchaser agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Purchaser, any Target Company or any Other Indemnitor, whether pursuant to any Organizational Document or other document or agreement and/or pursuant to this Section 6.19 (any of the foregoing, an “Indemnification Obligation”), and, after the Closing, Purchaser shall, and shall cause the Target Companies to, in all cases subject to the terms and limitations of the relevant Indemnification Obligation, (i) be the indemnitors of first resort (i.e., Purchaser’s and each Target Company’s obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary) and (ii) advance, all reasonable expenses to the extent legally permitted and as required by the terms of the relevant Indemnification Obligations, without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors. Furthermore, Purchaser and the Target Companies irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Parties must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before any Target Company or Purchaser must perform its expense advancement, reimbursement and Indemnification Obligations under this Agreement. Purchaser hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from Purchaser or any Target Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against Purchaser or any Target Company, and Purchaser and the Target Companies shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by Purchaser or any Target Company under any Indemnification Obligation.

(d) The obligations of the Purchaser and the Target Companies under this Section 6.19(c) shall not be terminated or modified after the Closing in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(e) If the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 6.19.

Section 6.20 PIPE Investment. The Purchaser shall use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement, as applicable, to pay to (or as directed by) the Purchaser the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of the Purchaser and the Company, neither the Purchaser nor the Company shall, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from the Purchaser or the Company, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Subscription Agreement or expressly permitted by such PIPE Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Each of the Purchaser and the Company, as applicable, shall give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such Party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such Party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party to such PIPE Subscription Agreement; and (d) if such Party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms.

Section 6.21  Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of shares of Purchaser Class A Ordinary Shares the opportunity to elect at least two (2) Business Days prior to the Purchaser Shareholders’ Meeting to have their shares of Purchaser Class A Ordinary Shares redeemed for cash, as required by the Purchaser’s Organizational Documents, in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, and at least one (1) day prior to the Domestication, the Purchaser shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

Section 6.22  Domestication. Subject to receipt of the Purchaser Shareholder Approval, at least one (1) Business Day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of corporate domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

Section 6.23  Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day after the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.24 Compliance. Within one hundred and twenty (120) days following the Closing, the Purchaser will implement a compliance program, including the adoption and implementation of adequate risk-based policies and procedures reasonably designed in accordance with industry best practices and applicable published U.S. governmental guidance, including U.S. Department of Justice guidance on corporate compliance programs, to ensure compliance with (a) applicable Anti-Bribery Laws, including the internal-controls provisions imposed on issuers by the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the False Claims Act, (c) applicable federal and state Anti-Kickback laws, including the Anti-Kickback Statute and (d) Sanctions Laws and International Trade Laws.

Section 6.25 Employment Agreements. The Company and the Purchaser shall use commercially reasonable efforts to cause each of the individuals listed on Section 6.25 of the Company Disclosure Letter to enter into an employment agreement between each such individual and the Purchaser (or a Subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed to by the Company, the Purchaser and such individual prior to the effectiveness of the Proxy Statement/Registration Statement.

Section 6.26  Transaction Support Agreement; Company Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Purchaser the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b) As promptly as reasonably practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the board of directors of the Company shall (i) give notice of and convene and hold special meeting of the Company Stockholders (the “Company Stockholder Meeting”) in accordance with the Company’s Organizational Documents and the DGCL, and (ii) solicit proxies from the holders of Company Common Shares and the holders of Company Series A Preferred Shares to vote in favor of the adoption and approval of this Agreement (the “Company Stockholder Approval”). The Company shall, through its board of directors, recommend to the Company Stockholders the adoption and approval of this Agreement in accordance with the Company’s Organizational Documents and the DGCL (the “Company Board Recommendation”). The board of directors of the Company shall not change, withdraw, withhold, qualify or modify or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (in each case, a “Company Board Recommendation Change”) for any reason, unless the board of directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The Company may adjourn the Company Stockholder Meeting, if necessary, to permit further solicitation of approvals if there are not sufficient votes to obtain the Company Stockholder Approval or because of the absence of a quorum.

Section 6.27  NRC Communications. During the Interim Period, the Company agrees to keep Purchaser reasonably apprised of the status of matters relating to the NRC’s review of the Company’s activities by furnishing Purchaser with material filed copies of notes, inspections, audit requests and other material communications received by the Company from the NRC upon reasonable request by Purchaser. Further, upon reasonable request by Purchaser, the Company shall provide summaries of material meetings (including via teleconference or videoconference) between the Company and the NRC. Any such disclosures or provisions of information by the Company pursuant to this Section 6.27 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

Section 6.28   Post-Closing Organizational Documents; Capital Stock.

(a) During the Interim Period and in order to effectuate the Domestication, (a) the Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of (i) a certificate of corporate domestication and a certificate of incorporation (the “Post-Closing Charter”) and (ii) bylaws (the “Post-Closing Bylaws”) and (b) the Purchaser shall (i) file the Post-Closing Charter with the Secretary of State of the State of Delaware and (ii) adopt the Post-Closing Bylaws.

(b) Prior to the Closing, the Purchaser shall take all actions necessary to authorize the issuance of the Domesticated Purchaser Common Stock issuable upon (i) the exercise of each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and (ii) the settlement of each Company Convertible Note CVR, in each case in accordance with the terms of the applicable Company Warrant and Company Convertible Note, respectively, and shall reserve for issuance a sufficient number of shares of Domesticated Purchaser Common Stock for the foregoing.

(c) If the ExchangeCo Shareholder Approval is obtained, prior to Closing, the Purchaser shall take all actions necessary to authorize the issuance of (i) the Domesticated Purchaser Common Stock issuable upon the exchange of each Exchangeable Share that is issued and outstanding immediately prior to the Effective Time and (ii) the Domesticated Purchaser Voting Stock pursuant to Section 2.02(b)(v).

Section 6.29  ExchangeCo Recapitalization. Prior to the Closing, the Company shall, and shall cause the Target Companies to, as applicable, (i) give notice of and convene and hold special meeting of the ExchangeCo Shareholders (the “ExchangeCo Shareholder Meeting”) in accordance with ExchangeCo’s Organizational Documents and the Business Corporations Act (Ontario), and (ii) solicit proxies from ExchangeCo Shareholders to vote in favor of the adoption and approval of the ExchangeCo Recapitalization (the “ExchangeCo Shareholder Approval”). The Company may cause the ExchangeCo Shareholder Meeting to be adjourned, if necessary, to permit further solicitation of approvals if there are not sufficient votes to obtain the ExchangeCo Shareholder Approval or because of the absence of a quorum. the Purchaser shall, and shall cause its Representatives to, reasonably cooperate with the Target Companies in a timely manner to implement the ExchangeCo Recapitalization in a manner deemed necessary and appropriate by the Company.

Article VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock (provided that such condition shall not apply to the extent the shares of Domesticated Purchaser Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not permitting a sufficient number of shares of Domesticated Purchaser Common Stock to be issued to non-Affiliates pursuant to Section 2.02 to be excluded from lock-up or other contractual restriction).

(e) HSR Act and other Antitrust laws Approvals. The applicable waiting period (and any extensions thereof) under the HSR Act and any other Antitrust Laws shall have expired or have been terminated and any approval required under any other Antitrust Laws shall have been obtained.

(f) Nuclear Regulatory Approvals. If applicable, the waiting period (and any extensions thereof) with the Nuclear Regulatory Commission will have expired or have been terminated.

Section 7.02  Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. The Purchaser shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to Purchaser at the Closing.

(f) Net Tangible Assets. After giving effect to the transactions contemplated hereby (including any PIPE Investment) the Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(g) Minimum Cash. As of the Closing, the Available Closing SPAC Cash shall not be less than $150,000,000.

(h) Board Appointments. All action shall have been taken such that the board of directors of the Purchaser as of immediately following the Closing shall be constituted of the directors contemplated by Section 6.18.

(i) Purchaser Organizational Documents. The Purchaser’s applicable Organizational Documents shall have been amended and restated in the agreed upon forms of the Post-Closing Charter and the Post-Closing Bylaws.

(j) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s and Merger Sub’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) Post-Closing Organization Documents. Purchaser shall file the Post-Closing Charter with the Secretary of State of the State of Delaware and adopt the Post-Closing Bylaws.

(iv) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Company:

(A) a copy of the Registration Rights Agreement, duly executed by the Purchaser and the Sponsor;

(B) a copy of the Sponsor Lock-up Agreement, duly executed by the Purchaser and the Sponsor;

(C) a copy of the Warrant Assignment and Assumption Agreement, duly executed by the Purchaser; and

(D) if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, a copy of the Amended & Restated Exchange and Support Agreement, duly executed by the Purchaser.

Section 7.03  Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing.

(d) Nuclear Regulatory Commission. The Company shall have not received from the NRC any formal written communication that would (i) have a material and adverse impact on the ability of the Target Companies, taken as a whole, to consummate the Merger, or (ii) prevent the Target Companies from continuing their regulatory engagement with the NRC.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), 7.03(b) and 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii) The Company shall have delivered, or caused to be delivered, to the Purchaser:

(A) a copy of the Registration Rights Agreement, duly executed by the Restricted Company Securityholders;

(B) a copy of the Warrant Assignment and Assumption Agreement, duly executed by the Company;

(C) if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, a copy of the Amended & Restated Exchange and Support Agreement, duly executed by the Company and any Target Company contemplated to be a party thereto (as applicable);

(D) a properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Company Stockholder; provided, that failure to deliver the requisite tax forms shall not affect satisfaction of the conditions to closing, rather only the timing of the issuance of the Per Share Base Consideration to Company Stockholders who have failed to return the requisite tax forms;

(E) a copy of the Key Holders Lock-Up Agreement, duly executed by each of the Key Holders; and

(F) (1) a certificate of good standing for each Target Company formed or incorporated in the United States and (2) to the extent available, a certificate of good standing or similar certificate for each Target Company not formed or incorporated in the United States, dated, in each case, no earlier than thirty (30) days prior to the Closing Date.

Section 7.04  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION AND EXPENSES

Section 8.01  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation or by the Purchaser if there has been a Company Board Recommendation Change;

(c) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by February 28, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

(d) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(e) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if at such time the Company is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Purchaser is in material uncured breach of this Agreement;

(g) by written notice by either the Purchaser or the Company, if the Purchaser Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the Purchaser Shareholders have duly voted, and the Purchaser Shareholder Approval was not obtained; or

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within ten (10) Business Days following delivery of such confirmation;

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within ten (10) Business Days following delivery of such confirmation; or

(j) by the Purchaser, if the Company does not (i) deliver to Purchaser a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 6.26(a) on or prior to the Transaction Support Agreement Deadline or (ii) hold the Company Stockholder Meeting in accordance with Section 6.26(b); provided that the right to terminate this Agreement on account of a failure to perform the actions or to deliver the deliverables required by clauses (i) or (ii) shall not be available if the Company performs the actions or delivers to Purchaser the deliverables required by clauses (i) and (ii) within five (5) Business Days of the Purchaser providing notice of its intent to terminate this Agreement on account of this Section 8.01(j).

Section 8.02  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant (other than the requirement to provide the PCAOB Financial Statements by the deadlines specified in Section 6.04) or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX

MISCELLANEOUS

Section 9.01  No Survival. Except in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by DocuSign or other electronic means (including email), unless the sender receives an automated undeliverable notice from the Purchaser or Company recipient notice Party, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the Purchaser:	with a copy (which will not constitute notice) to:

HCM II Acquisition Corp. 100 First Stamford Place, Suite 330 Stamford, CT 06902 Attn: Shawn Matthews; Steven Bischoff Email: smatthews@hondiuscapital.com; sbischoff@hondiuscapital.com	King & Spalding LLP 1185 Avenue of the Americas, 34th Floor New York, New York 10046 Attn: Kevin E. Manz; Timothy P. Fitzsimons Email: kmanz@kslaw.com; tfitzsimons@kslaw.com

If to the Company, to:	with a copy (which will not constitute notice) to:

Terrestrial Energy Inc. 9319 Robert D. Snyder Road, Portal 316 Charlotte, NC 28223 Attn: Simon Irish Email: sirish@terrestrialenergy.com	Bryan Cave Leighton Paisner LLP 1201 W Peachtree Street NW, 14th Floor Atlanta, GA 30309 Attn: Amy T. Wilson; Jonathan S. Nesher Email: amy.wilson@bclplaw.com; jonathan.nesher@bclplaw.com

Section 9.03  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04  Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract or document is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract or document to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract or document shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by DocuSign or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (A) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “HCM Group”), on the one hand, and (B) the Purchaser following the Closing, the Company and/or any member of the TE Group, on the other hand, any legal counsel, including King & Spalding LLP (“K&S”), that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the HCM Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Purchaser, the Sponsor and/or any other member of the HCM Group, on the one hand, and K&S, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the HCM Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser or the Company.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (A) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “TE Group”), on the one hand, and (B) the Company (following the Closing) and/or any member of the HCM Group, on the other hand, any legal counsel, including Bryan Cave Leighton Paisner LLP (“BCLP”) that represented the Company prior to the Closing may represent any member of the TE Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the TE Group, on the one hand, and BCLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) BCLP has represented the TE Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the HCM Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have BCLP be disqualified from representing (a) any member of the TE Group in connection with any dispute that may arise between such parties and the HCM Group or the Target Companies or (b) the Purchaser or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the TE Group.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public stockholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (a) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (b) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (c) if the Purchaser holds a stockholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its stockholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public stockholders for any reason whatsoever; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public stockholders and any assets that have been purchased or acquired with any such funds).

Section 9.16  Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 9.17  Transferred Information.

(a) Each Party acknowledges and confirms that the personal information disclosed or conveyed from one party to the other (the “Transferred Information”) is necessary for the purposes of determining if the parties hereto will proceed with the transactions contemplated in this Agreement, and that the disclosure of Transferred Information relates solely to the completion of the transactions contemplated by this Agreement.

(b) In addition to its other obligations hereunder, the recipient of personal information covenants and agrees to:

(i) prior to the completion of the transactions contemplated in this Agreement, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated in this Agreement, including for the purpose of determining to complete the transactions contemplated by this Agreement;

(ii) after the completion of the transactions contemplated by this Agreement, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated by this Agreement unless (i) the recipient of the personal information has first notified such individual of such additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; and

(iii) where required by applicable Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated by this Agreement has taken place and that the Transferred Information has been disclosed to the recipient of the personal information.

Article X

DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Base Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) the Base Purchase Price, divided by (b) the Redemption Price.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Amended & Restated Exchange and Support Agreement” means the agreement among the Purchaser, the Company, ExchangeCo and CallCo to be entered into effective as of the Closing in a form mutually acceptable to the Purchaser and the Company.

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Audited Company Financials” has the meaning specified in Section 4.06(a).

“Available Closing SPAC Cash” means an amount in Cash equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Redemption and any excise tax payable by SPAC pursuant to Section 6.10, but prior to giving effect to payment of Company Transaction Costs and Purchaser Transaction Costs), plus (b) the net proceeds of any PIPE Investment.

“Base Purchase Price” means $925,000,000.

“BCLP” has the meaning specified in Section 9.14(a)(ii).

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CallCo” means Terrestrial Energy Canada (Call) Inc.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Cash” means cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, excluding, amounts subject to outstanding checks or wires and any amounts held in escrow, in each case calculated in accordance with GAAP.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman Purchaser Charter” means the Charter of the Purchaser, as then currently in effect.

“Cayman Purchaser Private Placement Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, purchased by the Sponsor concurrently with the Purchaser’s IPO.

“Cayman Purchaser Public Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold in the Purchaser’s IPO.

“Cayman Purchaser Units” means the units of the Purchaser sold in the IPO, consisting of one (1) Purchaser Class A Ordinary Share and one-half (1/2) of one (1) warrant to purchase a Purchaser Class A Ordinary Share at an initial exercise price of $11.50 per share.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate” means a certificate representing shares of Company Common Shares or Company Series A Preferred Shares.

“Certificate of Merger” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by any Target Company for the benefit of any employee or terminated employee of any Target Company.

“Company Board Recommendation” has the meaning specified in Section 6.26(b).

“Company Board Recommendation Change” has the meaning specified in Section 6.26(b).

“Company Call Options” means the agreements listed on Section 10.01 of the Company Disclosure Letter.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as then currently in effect.

“Company Closing Certificate” has the meaning specified in Section 3.02(b).

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Note CVR” has the meaning specified in Section 2.02(d).

“Company Convertible Note Share Consideration” has the meaning specified in Section 2.02(d)

“Company Convertible Notes” means, collectively, the 8% Convertible Notes due 2026 issued by the Company.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) Company Common Shares that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the exercise in full of the Company Call Options with the consideration for such exercise paid in Company Common Shares, (b) all Company Common Shares issuable upon full exercise of all issued and outstanding Company Warrants outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (c) all Company Common Shares issuable upon full conversion of all Company Series A Preferred Shares issued and outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (d) Company Common Shares issuable upon exchange of all Exchangeable Shares issued and outstanding as of immediately prior to the Effective Time (including all Company Common Shares issuable upon exchange of all such Exchangeable Shares that are exchangeable for Company Series A Preferred Shares, and the subsequent conversion of all such Company Series A Preferred Shares into Company Common Shares) (calculated using the treasury method of accounting on a cashless exercise basis), and (e) all Company Common Shares issuable upon full exercise of all Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

“Company Incentive Plan” means the Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan, approved by the board of directors of the Company.

“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Target Companies.

“Company IP Licenses” means any Intellectual Property licenses, sublicenses and other agreements or permissions that a Target Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Leased Real Properties” has the meaning specified in Section 4.17(b).

“Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 Measures) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Noteholders” means the holders of the Company Convertible Notes.

“Company Options” means the options to purchase Company Common Shares, including options granted pursuant to the Company Incentive Plan.

“Company Owned Properties” has the meaning specified in Section 4.17(a).

“Company Permits” has the meaning specified in Section 4.11.

“Company Real Property Leases” has the meaning specified in Section 4.17(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means, collectively, the Company Common Shares, the Company Series A Preferred Shares, the Company Special Voting Preferred Shares, the Company Warrants, the Company Convertible Notes and all other shares, warrants and other securities of the Company, including for the avoidance of doubt, any shares, warrants or other securities issued in connection with the Interim Financing.

“Company Series A Preferred Shares” means preferred stock, par value $0.001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Special Voting Preferred Shares” means preferred stock, par value $0.001 per share, of the Company designated as “Special Voting Preferred Stock” pursuant to the Company Certificate of Incorporation or any other voting securities of the Company issued to holders of Exchangeable Shares in the ExchangeCo Recapitalization.

“Company Stockholder Approval” has the meaning specified in Section 6.26.

“Company Stockholder Meeting” has the meaning specified in Section 6.26(b).

“Company Stockholders” means, collectively, the holders of Company Common Shares or Company Series A Preferred Shares as of any determination time prior to the Effective Time.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are either payable solely as a result of the consummation of the Transactions or other action that has occurred prior to the Closing, or payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail; but excluding any amounts paid or payable by the Purchaser hereunder.

“Company Warrants” means the warrants outstanding as of the date of this Agreement to purchase Company Common Shares and all other warrants to purchase any shares or other equity interests of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Promissory Note” means a convertible promissory note, issued by the Purchaser to the Sponsor or an Affiliate of the Sponsor, pursuant to which the Purchaser may borrow up to $2,500,000 from the Sponsor, related to ongoing expenses reasonably related to the business of the Purchaser and the consummation of a business combination.

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID- 19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 2.04.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Voting Stock” means any capital stock or other voting security of Purchaser that entitles the holder thereof to cast, at all meetings of the stockholders of Purchaser to which the holders of Domesticated Purchaser Common Stock are entitled to vote and, if applicable, with respect to any written consents sought by Purchaser from the holders of Domesticated Purchaser Common Stock, a number of votes calculated by aggregating the number of shares of Domesticated Purchaser Common Stock each Exchangeable Share held by such holder is exchangeable for as of the record date determining stockholders entitled to vote.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Draft Company Financials” has the meaning specified in Section 4.06(a).

“Effective Time” has the meaning specified in Section 1.02(a).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.21(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange” has the meaning specified in Section 2.02(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange and Support Agreement” means the agreement among the Company, Exchangeco and CallCo dated April 5, 2024, as it may be amended from time to time including in connection with the ExchangeCo Recapitalization.

“Exchange Fund” has the meaning specified in Section 2.03(a).

“Exchange Ratio” means the Aggregate Base Consideration divided by the Company Fully Diluted Capital.

“Exchangeable Common Shares” means the common exchangeable shares in the capital of ExchangeCo, including any exchangeable shares received by holders of Exchangeable Common Shares in exchange for such common exchangeable shares in connection with the ExchangeCo Recapitalization.

“Exchangeable Preferred Shares” means the preferred exchangeable shares in the capital of ExchangeCo, including any exchangeable shares received by holders of Exchangeable Preferred Shares in exchange for such preferred exchangeable shares in connection with the ExchangeCo Recapitalization.

“Exchangeable Share Consideration” means, as applicable, (a) one (1) Company Common Share for each Exchangeable Common Share and (b) one (1) Company Series A Preferred Share for each Exchangeable Preferred Share.

“Exchangeable Shares” means, collectively, the Exchangeable Common Shares and the Exchangeable Preferred Shares which are issued and outstanding immediately prior to the Effective Time.

“ExchangeCo” means Terrestrial Energy Canada (Exchange) Inc.

“ExchangeCo Articles” means the articles of incorporation of ExchangeCo, as amended by the articles of amendment dated April 4, 2024, as may be further amended in connection with the ExchangeCo Recapitalization.

“ExchangeCo Recapitalization” has the meaning specified in the Recitals.

“ExchangeCo Shareholder Approval” has the meaning set forth in Section 6.29

“ExchangeCo Shareholder Meeting” has the meaning set forth in Section 6.29.

“ExchangeCo Shareholders” means the holders of the Exchangeable Shares as of the record date for the ExchangeCo Shareholder Meeting.

“Excluded Share” has the meaning specified in Section 2.02(b)(i).

“Extension” has the meaning specified in Section 6.03(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Fraud Claim” means any claim for deliberate fraud as defined under the common law of the State of Delaware by a Party to this Agreement, in the making of a statement of material fact in the express representations and warranties set forth in Article IV or Article V of this Agreement, as applicable, and not with respect to any other matter and will only be found to exist if such Party is finally determined, by a court of competent jurisdiction, to have committed deliberate fraud with the specific intent to deceive another Party and finds that such party made: (a) a false representation of material fact; (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false; (c) with a specific intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, Fraud does not and shall not include any constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or any tort (including fraud) based on recklessness or negligence. Fraud by a Person shall not be imputed to any other Person.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“HCM Group” has the meaning specified in Section 9.14(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with the prepayment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnification Obligation” has the meaning specified in Section 6.19(c).

“Insurance Policies” has the meaning specified in Section 4.23(a).

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (a) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (b) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (c) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (d) all proprietary databases and data; (e) all industrial designs and any registrations and applications therefor throughout the world; (f) Trade Secrets; (g) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (h) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (i) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (j) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Financial Statements” has the meaning specified in Section 6.04(b).

“Interim Financing” means any additional debt or equity financing the Company may from time to time raise, up to a maximum of twenty million dollars ($20,000,000).

“Interim Period” has the meaning specified in Section 6.01(a).

“Interim Period Option Issuance” has the meaning specified in Section 6.03(b)(a)(ii).

“Internal Reorganization” means those certain transactions undertaken by the Company and certain of its Subsidiaries pursuant to that Agreement and Plan of Merger dated December 23, 2024.

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security)) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of August 15, 2024 (File No. 333-280283).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Target Companies in the conduct of their respective businesses.

“JOBS Act” has the meaning specified in Section 5.06(f).

“K&S” has the meaning specified in Section 9.14(a)(i).

“Key Holders” means the Persons set forth on Section 1.1(a) of the Company Disclosure Letter.

“Key Holders Lock-Up Agreement” has the meaning specified the Recitals.

“Knowledge” means, with respect to (a) the Company, the actual knowledge, after reasonable inquiry of such Person’s direct reports, of the individuals set forth on Schedule 10-A of the Company Disclosure Letter and (b) the Purchaser, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the Purchaser Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Letter of Instruction” has the meaning specified in Section 2.03(c).

“Letter of Transmittal” has the meaning specified in Section 2.03(b).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” has the meaning specified in Section 5.06(a).

“NRC” means the United States Nuclear Regulatory Commission or any successor agency that regulates civilian nuclear energy activities in the United States.

“Nuclear Laws” means the Atomic Energy Act of 1954, as amended, and the relevant NRC implementing regulations.

“OFAC” has the meaning specified in Section 4.25(b).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended. “Organizational Documents” shall be deemed to include the documents entered into by the Target Companies in connection with the Redomiciliation or the ExchangeCo Recapitalization.

“Other Indemnitors” has the meaning specified in Section 6.19(c).

“Outside Date” has the meaning specified in Section 8.01(c).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.04(a).

“Per Share Base Consideration” has the meaning specified in Section 2.01.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the applicable Target Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respects; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Target Companies’ ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Target Companies’ real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business; or (i) Liens disclosed in Section 4.03(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Post-Closing Bylaws” has the meaning specified in Section 6.28.

“Post-Closing Charter” has the meaning specified in Section 6.28.

“Post-Closing Purchaser Board” has the meaning specified in Section 6.18(a).

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Closing Certificate” has the meaning specified in Section 3.02(a).

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events, or occurrences, has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (b) the taking of any action required by this Agreement or any Ancillary Document; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, under any agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting, (b) those Transaction Proposals identified in clauses (A), (D) (F) and (G) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), and (c) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Transaction Costs” means (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the Extension, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account (with respect to deferred underwritten expenses, not to exceed the amount set forth in Schedule 10.01-B of the Purchaser Disclosure Letter) and (b) any Indebtedness of the Purchaser owed to its Affiliates or stockholders pursuant to the Convertible Promissory Note.

“Redemption” has the meaning specified in the Recitals.

“Redemption Price” shall mean an amount equal to the price at which each Purchaser Class A Ordinary Share may be redeemed pursuant to the Redemption.

“Redomiciliation” means those certain transactions undertaken by the Company and certain of its Subsidiaries pursuant to that Arrangement Agreement dated December 13, 2023.

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” or “Released” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (a) clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restricted Company Securityholders” has the meaning specified in the Recitals.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.25(b).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) any country in which the Purchaser or any Target Company or any agent acting on behalf of the forgoing is performing activities.

“SDN List” has the meaning specified in Section 4.25(b).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means HCM Investor Holdings II, LLC, a Cayman Islands limited liability company.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Supporting Company Stockholders” has the meaning specified in the Recitals.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Share” has the meaning specified in Section 1.02(d).

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries, each of which is a “Target Company” for purposes of this Agreement.

“Tax Act” means the Income Tax Act, RSC 1985, c1 (5th Supp).

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“TE Group” has the meaning specified in Section 9.14(a)(ii).

“TEI Securities” means, collectively, the Company Securities and the Exchangeable Shares.

“Top Customers” has the meaning specified in Section 4.24(a).

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Trading Day” means any day on which shares of Domesticated Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Common Stock are then traded.

“Transaction Proposals“ has the meaning specified in Section 6.13(b).

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the Purchaser, the Company and the Supporting Company Stockholder party thereto.

“Transaction Support Agreement Deadline” has the meaning specified in Section 6.26(a).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Transferred Information” has the meaning specified in Section 9.17.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.15.

“Trustee” has the meaning specified in Section 5.15.

“Update Schedule” has the meaning specified in Section 6.08(b).

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 15, 2024, by and between the Purchaser and Continental, as warrant agent.

“Warrant Assignment and Assumption Agreement” has the meaning specified in the Recitals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

HCM II Acquisition Corp.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

The Company:

Terrestrial Energy Inc.

By:	/s/ Simon Irish
Name:	Simon Irish
Title:	Chief Executive Officer

Merger Sub:

HCM II Merger Sub Inc.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

Exhibit A

Form of Certificate of Merger

Exhibit B

Transaction Support Agreements

Exhibit C

Form of Registration Rights Agreement

FINAL FORM

FORM OF

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2025, is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (formerly a Cayman Islands exempted company limited by shares, prior to the Domestication (as defined herein)) (the “Company”), Cantor Fitzgerald & Co., a New York general partnership (“Cantor”), HCM Investor Holdings II, LLC, a Cayman Islands limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature page hereto under “Other Sponsor Holders” (such members, together with the Sponsor, the “Sponsor Holders”) and each of the undersigned parties listed on the signature page hereto under “Terrestrial Energy Holders” (the “Terrestrial Energy Holders” and each such party, together with the Sponsor, the Sponsor Holders, Cantor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, Cantor, and the Sponsor are party to that certain Registration Rights Agreement, dated as of August 15, 2024 (the “Original RRA”);

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of March 26, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and between the Company, Terrestrial Energy Inc., a Delaware corporation (“Legacy Terrestrial Energy”), and HCM II Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company;

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Domestication”), and as part of the Domestication, (i) each Class B ordinary share, par value $0.0001 per share, of the Company converted into one Class A ordinary share, (ii) each Class A ordinary share, par value $0.0001 per share, of the Company converted into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (iii) each warrant to purchase one Class A ordinary share of the Company converted into one warrant to purchase one share of Common Stock (the “Warrants”);

WHEREAS, prior to the consummation of the Business Combination and subject to the conditions of the Business Combination Agreement, the Legacy Terrestrial Energy and the Company will enter into an assignment and assumption agreement, which will provide for the assignment and assumption by the Company of the Legacy Terrestrial Energy’s rights and obligations under the Terrestrial Energy Warrants, which will be effective as of the Effective Time (as defined in the Business Combination Agreement);

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the Terrestrial Energy Holders and the other pre-Business Combination security holders of Legacy Terrestrial Energy received an aggregate of [●] shares of Common Stock.

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. The terms defined in this ARTICLE 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto. “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cantor” shall have the meaning given in the Preamble hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Domestication” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchangeable Shares” shall have the meaning given in the Business Combination Agreement.

“Floor Price” shall mean $1.00.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” shall mean any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

2

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Terrestrial Energy” shall have the meaning given in the Recitals hereto.

“Legal Proceeding” shall mean any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” shall mean the TEI Holder Lock-Up Agreement and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holder and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the Terrestrial Energy Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the TEI Holder Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” shall mean an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

3

“Registrable Security” or “Registrable Securities” shall mean: (i) any outstanding shares of Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, any shares of Common Stock issued in connection with the Domestication and shares of Common Stock issuable in respect of certain convertible notes of Legacy Terrestrial Energy in connection with the Business Combination; (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion, exchange or redemption of any other security of the Company or other right of a Holder to acquire Common Stock following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the shares of Common Stock issuable upon exercise of Warrants, shares of Common Stock issuable upon exercise of the Terrestrial Energy Warrants, shares of Common Stock issuable upon exercise of the Terrestrial Energy Options, and shares of Common Stock that may be acquired directly or indirectly by Holders upon exchange of any Exchangeable Shares; (iii) any outstanding Warrants held by a Holder with respect to any outstanding shares of Common Stock; (iv) any outstanding shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant) of the Company held by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (v) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization, exchange or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred (or moved to a brokerage account), new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (vi) the expiration of five (5) years after the closing of the Business Combination, which such five (5)-year period may be extended the Company in its sole discretion.

“Registration” shall mean a registration, including related Shelf Takedowns, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering, provided, however, that such reimbursable fees and expenses of counsel shall not exceed $125,000.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

4

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Holder Lock-Up Agreement” shall mean the lock-up agreement, dated [●], 2025, entered into by the Company and the Sponsor.

“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders on an as-converted to Common Stock basis.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“TEI Holder Lock-Up Agreements” shall mean the lock-up agreements, dated [●], 2025, entered into by and among the Company and the applicable Terrestrial Energy Holder named therein.

“Terrestrial Energy Holders” shall have the meaning given in the Preamble hereto.

“Terrestrial Energy Options” shall mean the options outstanding as of the date of the Business Combination Agreement to purchase shares of common stock of Legacy Terrestrial Energy outstanding as of immediately prior to the effective time of the Business Combination Agreement.

“Terrestrial Energy Warrants” shall mean the warrants outstanding as of the date of the Business Combination Agreement to purchase shares of common stock of Legacy Terrestrial Energy and all other warrants to purchase any shares or other equity interests of the Legacy Terrestrial Energy outstanding as of immediately prior to the effective time of the Business Combination Agreement.

“Total Limit” shall have the meaning given in Section 2.1.6.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Transfer Agent” shall have the meaning given in Section 2.5.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Yearly Limit” shall have the meaning given in Section 2.1.4.

5

ARTICLE 2

REGISTRATIONS

2.1	Shelf Registration.

2.1.1	Filing. The Company shall, subject to Section 3.4, use its commercially reasonable efforts to submit or file within 30 calendar days following the Closing Date a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such submission or filing and assuming that all Terrestrial Energy Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided that if such deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, such deadline shall be extended to the next Business Day on which the Commission is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2	Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) Business Days prior to such filing and assuming that all Terrestrial Energy Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3	New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively and (ii) the Terrestrial Energy Holders, collectively.

6

2.1.4	Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively and (ii) the Terrestrial Energy Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5	Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as possible, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities). To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest ten (10) Registrable Securities.

2.1.6	Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

7

2.2	Piggyback Registration.

2.2.1	Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, or Company equity securities for its own account or for the account of stockholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing securityholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) Business Days after transmission of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2	Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)	If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

8

(b)	If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holder of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)	If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3	Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4	Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit or the Total Limit.

9

2.3	Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock or securities convertible thereinto (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted in writing by the Company or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The terms of such lock-up agreements shall be negotiated among the applicable Holders, the Company and the Underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein. The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4	Block Trades; Other Coordinated Offerings.

2.4.1	Notwithstanding any other provision of this ARTICLE 2 but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2	Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Demanding Holder shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3	Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4	The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5	Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, and (ii) the Terrestrial Energy Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

10

2.4.6	Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, or (ii) the Terrestrial Energy Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5	Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall use its commercially reasonable efforts to instruct the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities (if the requirements of Rule 144 have been met) and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends promptly after any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause its legal counsel to deliver a legal opinion, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 2.5 promptly after any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

2.6	FINRA Compliance. Notwithstanding anything herein to the contrary, Cantor may not (i) exercise demand registration rights after five (5) years from the commencement of sales in the Company’s initial public offering, (ii) exercise demand rights on more than one occasion or (iii) exercise its “piggyback” registration rights after seven (7) years from the effective date of the Company’s initial public offering.

ARTICLE 3

COMPANY PROCEDURES

3.1	General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1	prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2	prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

11

3.1.3	prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4	prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5	use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6	provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7	advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8	prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9	notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10	in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

12

3.1.11	use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), to the extent customary, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12	use commercially reasonable efforts to obtain, in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, to the extent customary, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13	in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14	make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15	with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested (in light of the circumstances of the Company at the time) by the Underwriter in such Underwritten Offering; and

3.1.16	otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2	Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

13

3.3	Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE 2 and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4	Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1	Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2	If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3	Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4	The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5	Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

14

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1	Indemnification.

4.1.1	The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2	In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3	Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

15

4.1.4	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5	If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2	Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any equity securities of the Company by any Sponsor Holder or Cantor or any of their respective Permitted Transferees; provided that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder or Cantor or their respective Permitted Transferee enters into an indemnification agreement, substantially in the form attached as Exhibit C to this Agreement, in favor of the Company.

ARTICLE 5

MISCELLANEOUS

5.1	Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means (including email), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: HCM II Acquisition Corp., Attention: [●], Email: [●], with a copy (which shall not constitute notice) to King & Spalding, 1185 Avenue of the Americas, 34th Floor, New York, New York 10046, Attention: Kevin E. Manz, Tim FitzSimons, Email: kmanz@kslaw.com, TFitzsimons@kslaw.com; and if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

16

5.2	Assignment; No Third Party Beneficiaries.

5.2.1	This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2	This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Terrestrial Energy Holder shall become a Terrestrial Energy Holder and a Permitted Transferee receiving Registrable Securities from an other Holder shall become an other Holder.

5.2.3	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4	This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5	No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under Section 5.2.2 unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3	Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4	Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5	Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

17

5.6	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7	Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders hold, in the aggregate, at least two percent (2%) of the outstanding shares of Common Stock (on an as converted to Common Stock basis); and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8	Other Registration Rights. Other than as provided in that certain Warrant Agreement, dated as of August 15, 2024, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9	Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of ARTICLE 4 shall survive any termination.

5.10	Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11	Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12	Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13	Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Page Follows]

18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HCM II Acquisition Corp., a Delaware corporation

By:
Name:
Title:

Terrestrial Energy HOLDERS:

[●]

[●]

[●]

SPONSOR:

HCM INVESTOR HOLDINGS II, LLC, a Cayman Islands limited liability company

By:
Name:
Title:

OTHER SPONSOR HOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

CANTOR FITZGERALD & CO.

By:
Name:
Title:

Exhibit A

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [____], 2025 (as the same may hereafter be amended, the “Registration Rights Agreement”), among HCM II Acquisition Corp., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder / a Terrestrial Energy Holder / an other Holder], and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [________________].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of ____________, 20__

[●]

By:
Name:
Its:

Exhibit B

HCM II Acquisition Corp.

[●]

[●]

[●], 2025

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [HCM Investor Holdings II, LLC / Name of Sponsor Holder] to [●], of [●] [shares of Common Stock / warrants] of HCM II Acquisition Corp. (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [●], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

HCM II Acquisition Corp.

By:
Name:
Title:

Exhibit C

[HCM Investor Holdings II, LLC]

[●]

[●]

[●], 2025

Terrestrial Energy Inc.

[●]

[●]

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [HCM Investor Holdings II, LLC] (the “Transferor”) to [●], of [●] [shares of Common Stock / warrants] of HCM II Acquisition Corp. (the “Company”). Please be advised that the Transferor authorizes the Company and Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the Transferor but do not bear a customary medallion signature guarantee. The Transferor agrees to indemnify the Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [●], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[HCM Investor Holdings II, LLC]

By:
Name:
Title:

Exhibit D

Form of Sponsor Lock-Up Agreement

FINAL FORM

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (“SPAC”) (formerly a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), and HCM Investor Holdings II LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and Terrestrial Energy Inc., a Delaware corporation (“TEI”) are consummating a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of March 25, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, TEI, and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of SPAC;

WHEREAS, immediately prior to the Business Combination, SPAC transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication, the Sponsor owned (i) 5,750,000 Purchaser Class B Ordinary Shares and (ii) 4,275,000 Purchaser Private Placement Warrants;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share converted automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) immediately following such conversion, in connection with the Domestication, (a) each then issued and outstanding Purchaser Class A Ordinary Share converted automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock and (b) each then issued and outstanding Cayman Purchaser Warrant converted automatically into a Domesticated Purchaser Warrant, following which the Sponsor will own (i) 5,750,000 shares of Domesticated Purchaser Common Stock (the “Lock-Up Shares”) and (ii) 4,275,000 Domesticated Purchaser Warrants (the “Lock-Up Warrants”); and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in SPAC.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions.

(i)	Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of SPAC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Common Stock Lock-Up Period”).”

(ii)	Each Securityholder further agrees not to Transfer any Lock-Up Warrants (or any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants), prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Warrant Lock-Up Period” and, each of the Common Stock Lock-Up Period and the Warrant Lock-Up Period, a “Lock-Up Period”).

(iii)	For the purposes of this Agreement, “Principal Market” means the Nasdaq Capital Market; provided, however, that in the event Domesticated Purchaser’s Common Stock is ever listed or traded on an alternative market, then the “Principal Market” shall mean such alternative market on which Domesticated Purchaser’s Common Stock is then listed or traded.

(iv)	For the purposes of this Agreement, “VWAP” means, for the Domesticated Purchaser Common Stock for a period of 20 Business Days ending on any given determination date, the dollar volume-weighted average price for the Domesticated Purchaser Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date), or any successor thereto. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2

2. Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)	Transfers of any securities other than (a) the Lock-Up Shares, (b) the Lock-Up Warrants, (c) any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants, (d) any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities described in clauses (a), (b) or (c), and (e) any other equity security of SPAC issued or issuable with respect to any securities referenced in clauses (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)	Transfers to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii)	In the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)	Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)	Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)	Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(ix)	by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Lock-Up Shares or Lock-Up Warrants (as applicable) were originally purchased;

(x)	Transfers in connection with any legal, regulatory or other order;

(xi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)	in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

3

(xiv)	the exercise of stock options or warrants to purchase shares of Domesticated Purchaser Common Stock or the vesting of stock awards relating to shares of Domesticated Purchaser Common Stock and any related Transfer of shares of Domesticated Purchaser Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants, it being understood that all shares of Domesticated Purchaser Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xv)	Transfers to SPAC pursuant to any contractual arrangement in effect as of the date hereof that provides for the repurchase by SPAC or forfeiture of shares of Domesticated Purchaser Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Domesticated Purchaser Common Stock in connection with the termination of the Securityholder’s service to SPAC or its Subsidiaries (including, for the avoidance of doubt, TEI);

(xvi)	the entry, by the Securityholder, at any time after the closing of the Business Combination, of any trading plan providing for the sale of shares of Domesticated Purchaser Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Domesticated Purchaser Common Stock during any applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during any applicable Lock-Up Period;

(xvii)	Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of SPAC’s securityholders having the right to exchange their shares of Domesticated Purchaser Common Stock for cash, securities or other property; and

(xviii)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication or the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication and the Merger do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (ii) through (xii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “family member” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

4

3. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Common Stock Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of SPAC having the right to exchange their shares of Domesticated Purchaser Common Stock for cash securities or other property and (iii) the liquidation of SPAC.

4. Prohibited Transfers. In furtherance of the foregoing, SPAC, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Securityholders holding a majority of the aggregate number of shares of Domesticated Purchaser Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

7. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

5

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPAC:

HCM II ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SPONSOR:

HCM Investor Holdings II LLC

By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT

[●], 20__

Reference is made to the Lockup Agreement, dated as of [●], by and among [Entity Name] (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[ENTITY NAME]

By:
Name:
Title:

new securityholder:

[●]

By:
Name:
Title:

[Signature Page to Joinder to Sponsor Lock-Up Agreement]

Exhibit E

Form of Key Holders Lock-Up Agreement

FINAL FORM

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (“SPAC”) (formerly a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), and the undersigned securityholder of Terrestrial Energy Inc., a Delaware corporation (“TEI”) listed on the signature page hereto under “Holder” (“Holder” and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and TEI are consummating a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of March 26, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, TEI, and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of SPAC;

WHEREAS, as of the closing of the Business Combination, Holder will be, the owner of record, or beneficially of, the number of Lock-Up Shares (as defined herein) as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of the Lock-Up Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions.

(i)	Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of SPAC, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (c) take any action in furtherance of any of the matters described in the foregoing clauses (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), prior to the date that is the earliest of (1) the twelve (12) month anniversary of the date hereof, and (2) following the 180th day following the date hereof, (A) with respect to 50% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (B) with respect to 100% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the period of time between the date of this Agreement and the earliest to occur of clauses (A) and (B), the “Lock-Up Period”).

(ii)	For purposes of this Agreement, “Lock-Up Shares” means (a) the shares of common stock, par value $0.0001 per share, of SPAC (the “SPAC Common Stock”) received by Holder as Per Share Base Consideration in connection with the Business Combination, and (b) the shares of SPAC Common Stock underlying all other securities of the SPAC held by the Holder immediately following the closing of the Business Combination which are convertible into, or exercisable, or exchangeable for, SPAC Common Stock.

(iii)	For the purposes of this Agreement, “Principal Market” means the Nasdaq Capital Market; provided, however, that in the event SPAC’s Common Stock is ever listed or traded on an alternative market, then the “Principal Market” shall mean such alternative market on which SPAC’s Common Stock is then listed or traded.

(iv)	For the purposes of this Agreement, “VWAP” means, for SPAC Common Stock for a period of 20 Business Days ending on any given determination date, the dollar volume-weighted average price for SPAC Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date) or any successor thereto. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2. Permitted Transfers. The restrictions set forth in Section 1(i) shall not apply to:

(i)	Transfers of any securities other than the Lock-Up Shares, including any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities other than the Lock-Up Shares, and any other equity security of SPAC issued or issuable with respect to any securities other than the Lock-Up Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)	Transfers to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Securityholder or their Affiliates, any Affiliates of the Securityholder, or any employees of such Affiliates;

(iii)	in the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)	Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)	Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

2

(vi)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)	Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(ix)	by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Lock-Up Shares were originally purchased;

(x)	Transfers in connection with any legal, regulatory or other order;

(xi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)	in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xiv)	the exercise of stock options or warrants to purchase shares of SPAC Common Stock or the vesting of stock awards relating to shares of SPAC Common Stock and any related Transfer of shares of SPAC Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants, it being understood that all shares of SPAC Common Stock received upon such exercise, vesting or transfer will remain subject to the restriction of this Agreement during the Lock-Up Period;

(xv)	Transfers to SPAC pursuant to any contractual arrangement in effect as of the date hereof that provides for the repurchase by SPAC or forfeiture of Lock-Up Shares in connection with the termination of the Securityholder’s service to SPAC or its Subsidiaries (including, for the avoidance of doubt, TEI);

(xvi)	the entry, by the Securityholder, at any time after the closing of the Business Combination, of any trading plan providing for the sale of shares of the SPAC Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of the SPAC Common Stock during the Lock-Up Period;

(xvii)	Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the holders of SPAC Common Stock having the right to exchange their shares of the SPAC Common Stock for cash, securities or other property; and

3

(xviii)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication or the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication and the Merger do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that in the case of clauses (ii) through (xiii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Agreement, “family member” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of SPAC having the right to exchange their shares of the SPAC Common Stock for cash, securities or other property and (iii) the liquidation of SPAC.

4. Prohibited Transfers. In furtherance of the foregoing, SPAC, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Securityholders holding a majority of the aggregate number of Lock-Up Shares then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

4

7. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPAC:

HCM II ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Key Holder Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

HOLDER:

[_]

By:
Name:
Title:

[Signature Page to Key Holder Lock-Up Agreement]

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT

[●], 20_______

Reference is made to the Lockup Agreement, dated as of [●], by and among [Entity Name] (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[Entity Name]

By:
Name:
Title:

New Securityholder:

[●]

By:
Name:
Title:

[Signature Page to Joinder to Key Holder Lock-Up Agreement]